Exhibit 99.01

DATE: April 27, 2005	CONTACTS:	Roseanne Koberle (media)
732-938-1112
or
Dennis Puma (investors)
732-938-1229

NJR REPORTS FISCAL YEAR-TO-DATE AND
SECOND-QUARTER EARNINGS PER SHARE

NJR’s fiscal 2005 year-to-date earnings increase 8 percent over last year

NJR reports second-quarter 2005 basic earnings per share of  $1.87

NJR is on track for 14th consecutive year of earnings growth

WALL, N.J. – New Jersey Resources (NYSE: NJR) today reported an 8 percent increase in basic earnings per share for the six months ended March 31, 2005, to $2.96, compared with $2.75 last year. For the six months ended March 31, 2005, diluted earnings per share increased to $2.90, compared with $2.70 last year. Fiscal year-to-date earnings included a $.22 per basic share gain on the sale of a commercial office building and a charge of $.05 per basic share associated with an early retirement program for officers. Net of these items, NJR’s earnings were $77.4 million, or $2.79 per basic share and $2.74 per diluted share.

Fiscal 2005 second-quarter basic earnings per share increased to $1.87, compared with $1.86 last year. For the three months ended March 31, 2005, diluted earnings per share increased to $1.84, compared with $1.82 last year.

The increase in earnings for both periods is attributable primarily to higher results at both NJR Energy Services (NJRES), NJR’s unregulated wholesale energy services subsidiary, and NJR Home Services (NJRHS), NJR’s unregulated appliance services subsidiary.

“Our financial performance is the result of a focused strategy of meeting the energy needs of customers in our core energy business in New Jersey, complemented by our profitable energy services business,” said Laurence M. Downes, chairman and CEO of NJR. “Based on our performance over the first half of the fiscal year and our earnings guidance, we are expecting to achieve our 14th consecutive year of earnings growth this year – a streak that we believe is the longest in the industry,” Mr. Downes said. “This track record is a testament to our employees’ commitment to reliability.”

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NJR REPORTS FISCAL YEAR-TO-DATE AND
SECOND-QUARTER EARNINGS PER SHARE

Financial and operating highlights included:

•	Higher Net Income and Basic Earnings per Share – For the six months ended March 31, 2005, NJR earned $81.9 million, or $2.96 per basic share, compared with $75.4 million, or $2.75 per basic share, last year. Earnings for the 6-month period included a gain on the sale of a commercial office building of $.22 per basic share by NJR’s commercial real estate subsidiary, Commercial Realty and Resources (CR&R), and a charge of $.05 per basic share associated with a voluntary officer retirement program as part of an overall restructuring plan for the organization. NJNG earned $53 million for the 6-month period ended March 31, 2005, compared with $54.4 million last year. This decrease was due primarily to NJNG’s share of the early retirement charge and the impact of lower customer usage per degree day. NJRES reported a 7 percent increase in earnings to $22 million, compared with $20.6 million last year, due primarily to higher gross margin from its portfolio of storage and transportation capacity assets, as well as higher management fees. Gross margin for NJRES is defined as natural gas revenues and management fees less natural gas costs. NJR earned $51.7 million, or $1.87 per basic share, for the three months ended March 31, 2005, compared with $51 million, or $1.86 per share, for the same period last year. These earnings primarily reflect improved results at both NJRES and NJRHS.

•	Customer Growth – During the first six months of the fiscal year, NJNG added approximately .8 billion cubic feet (Bcf) of new throughput, which is expected to generate about $2.4 million in annual gross margin. NJNG anticipates continuing to maintain an annual customer growth rate of about 2.4 percent in fiscal 2005, adding approximately 1.8 Bcf of firm sales, which would represent approximately $5.6 million of annual gross margin. About 35 percent of the anticipated new customers are expected to convert from other fuels.

NJNG’s gross margin is defined as natural gas revenues less natural gas costs; sales tax; a Transitional Energy Facilities Assessment (TEFA), which is included in Energy and other taxes on the Consolidated Statements of Income; and regulatory rider expenses. Management believes that gross margin provides a more meaningful basis for evaluating utility operations than revenue since natural gas costs, sales tax, TEFA and regulatory rider expenses are passed through to customers, and therefore have no effect on gross margin. Natural gas costs are charged to operating expenses on the basis of therm sales at the prices approved by the New Jersey Board of Public Utilities through NJNG’s Basic Gas Supply Service (BGSS) tariff. The BGSS allows NJNG to recover natural gas costs. Sales tax is calculated at 6 percent of revenue and excludes sales to cogeneration facilities, other utilities, off-system sales and federal accounts. TEFA is calculated on a per-therm basis and excludes sales to cogeneration facilities, other utilities and off-system sales. Regulatory rider expenses are calculated on a per-therm basis. NJNG’s gross margin also includes benefits received by shareowners related to its incentive programs.

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NJR REPORTS FISCAL YEAR-TO-DATE AND
SECOND-QUARTER EARNINGS PER SHARE

•	Weather – For the six months ended March 31, 2005, weather was 3 percent colder than normal and slightly warmer than last year. Weather for the second quarter was 6 percent colder than normal and 1 percent warmer than last year. “Normal” weather is based on 20-year average temperatures. The impact of the weather is significantly offset by NJNG’s weather-normalization clause, which is designed to smooth out year-to-year fluctuations on both NJNG’s gross margin and customers’ bills that may result from changing weather patterns. As a result of the colder-than-normal weather, NJNG deferred $2.4 million of gross margin for the six months ended March 31, 2005, to be credited to customers in the future. Gross margin was negatively impacted by lower than expected usage per degree day. The company believes that this resulted primarily from inconsistent weather patterns experienced in the first fiscal quarter.

•	Incentive Programs – During the first six months of the fiscal year, NJNG’s gross margin-sharing incentive programs totaled 53 Bcf and $4 million of gross margin, compared with 53 Bcf and $3.7 million of gross margin for the same period last year. These incentive programs include off-system sales, capacity management, storage optimization and financial risk management programs. NJNG shares the gross margin earned from these incentive programs with customers and shareowners according to a margin-sharing formula in effect through October 2006. Since the establishment of these incentive programs in 1992, NJNG customers have saved nearly $256 million on their natural gas bills, or approximately 4 percent annually.

•	Wholesale Energy Services – NJRES’ earnings of $22 million during the first six months of the fiscal year benefited from higher gross margin generated from its storage and transportation portfolio. NJRES has developed a portfolio of storage and transportation capacity in the Northeast, Gulf Coast, Mid-Continent, Appalachia and Eastern Canada. These assets become more valuable when prices change between these areas, and when prices change between time periods. Gross margin from this portfolio is generally greater during the winter months, while the fixed costs of these assets are spread throughout the year. Therefore, the results for the six months will not be indicative of the results for the fiscal year. For the three months ended March 31, 2005, NJRES earned $15.5 million, compared with $15.3 million last year. The increase in earnings in the quarter was due primarily to higher gross margin generated from the storage and transportation portfolio and higher management fees.

•	NJRHS and Other – This business segment consists of NJRHS, which provides service, sales and installation of appliances to nearly 140,000 customers; CR&R, which develops commercial real estate; and NJR Energy, which consists primarily of a 3.2 percent equity investment in Iroquois Gas Transmission System, L.P. Earnings for the six months ended March 31, 2005, were $6.8 million, compared with $433,000 last year. Fiscal year-to-date earnings included a gain on the sale of a commercial office building of approximately $6 million, or $.22 per basic share. Net of this gain, and this segment’s portion of the early retirement charge, earnings for the six months increased to $1.4 million, compared with $433,000 last year. Earnings for the three months were $961,000, compared with $393,000 last year. The increase in earnings in both periods was due primarily to improved results at NJRHS.

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NJR REPORTS FISCAL YEAR-TO-DATE AND
SECOND-QUARTER EARNINGS PER SHARE

•	Share Repurchase Plan – In January 2005, the NJR Board of Directors authorized an increase in the company’s share repurchase plan from 2 million to 2.5 million shares. NJR was one of the first companies in the utility industry to offer a repurchase plan, which gives the company financial flexibility. NJR purchased 547,400 shares under the share repurchase plan in the six months ended March 31, 2005. The plan allows NJR to purchase its shares on the open market or in negotiated transactions, based on market and other conditions. Since the plan began in September 1996, NJR has invested $81 million to repurchase 2.2 million shares.

•	Operation and Maintenance Expenses – Consolidated operation and maintenance (O&M) expenses were $53.5 million for the six months ended March 31, 2005, compared with $51.7 million last year. The increase was due primarily to costs associated with the early retirement program for officers. For the quarter, O&M expenses were $24.9 million versus $26.8 million last year. The decline in O&M expenses for the three months was due primarily to a decrease of $1.4 million in costs associated with the company’s long-term incentive program.

•	Recognition in Forbes and Fortune magazines – For the third year in a row, NJR has earned a spot on the Forbes Platinum 400. In the January 10 issue of Forbes magazine, NJR was the only New Jersey-based energy company among a total of 25 energy companies and utilities on the list. The Forbes Platinum 400 recognizes high-ranking companies according to growth in sales and earnings, leverage, stock market returns, earnings forecasts and other factors such as earnings quality. In the April issue of Fortune magazine, NJR was named for the fourth consecutive year to the Fortune 1000.

Fiscal 2005 Earnings Guidance

Assuming normal weather, stable economic conditions and continued customer growth at NJNG and continued volatility in the wholesale natural gas markets at NJRES, and subject to the qualifications discussed below under “Forward-Looking Statements,” NJR estimates that earnings for fiscal 2005 will be in the $2.65–$2.75 per basic share range. This guidance excludes the gain on the sale of a commercial real estate building of $.22 per basic share and the charge of $.05 per basic share associated with the early retirement program.

Webcast Information

NJR will host a live webcast to discuss the quarter’s financial results today at 2 p.m. EDT. To listen to the call, logon to NJR’s Web site, njliving.com, and select “Investor Relations,” then click just below the microphone on the right side of the Investor Relations home page.

About New Jersey Resources

New Jersey Resources (NYSE:NJR), a Fortune 1000 company and a member of the Forbes Platinum 400, provides reliable retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas, is one of the fastest-growing local distribution companies in the United

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NJR REPORTS FISCAL YEAR-TO-DATE AND
SECOND-QUARTER EARNINGS PER SHARE

States, serving more than 459,000 customers in central and northern New Jersey. Other major NJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services is a leader in the unregulated energy services market, providing customer service and management of natural gas storage and capacity assets. NJR Home Services offers retail customers heating, air conditioning and appliance services. NJR’s progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make NJR a leader in the competitive energy marketplace. For more information, visit NJR’s Web site at njliving.com.

Forward-Looking Statements

This news release contains estimates and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results, including gross margin, earnings and customer growth, to differ materially from the company’s expectations include, but are not limited to, weather conditions, economic conditions in NJNG’s service territory, the impact of regulation (including the regulation of rates), fluctuations in energy-related commodity prices, conversion activity, other marketing efforts, actual energy usage patterns of NJNG’s customers, the pace of deregulation of retail gas markets, access to adequate supplies of natural gas, the regulatory and pricing policies of federal and state regulatory agencies, changes due to legislation at the federal and state level, the disallowance of recovery of environmental remediation expenditures and other regulatory changes, the resolution of Stagecoach and other litigation and other uncertainties. More detailed information about these factors is set forth in NJR’s filings with the Securities and Exchange Commission, including NJR’s Quarterly Report on Form 10-Q filed on February 7, 2005. NJR’s Form 10-Q is available at www.sec.gov. NJR does not, by including this paragraph, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

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NJR REPORTS FISCAL YEAR-TO-DATE AND
SECOND-QUARTER EARNINGS PER SHARE

NEW JERSEY RESOURCES
CONSOLIDATED FINANCIAL RESULTS

(Unaudited)	Three Months Ended		Six Months Ended
Thousands, except per share data	March 31,		March 31,
	2005	2004	2005	2004

Operating Revenues	$1,065,057	$1,037,661	$1,919,045	$1,680,707

Net Income	$51,665	$51,027	$81,867	$75,405

Earnings Per Common Share
Basic	$1.87	$1.86	$2.96	$2.75
Diluted	$1.84	$1.82	$2.90	$2.70

Average Shares Outstanding
Basic	27,581	27,484	27,689	27,410
Diluted	28,140	28,030	28,236	27,947

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NEW JERSEY RESOURCES
ADJUSTED NET INCOME AND EARNINGS PER SHARE RECONCILIATION

Provided below is a reconciliation of as reported and as adjusted information for Net Income and basic and diluted earnings per share. This reconciliation reflects the impact of a gain on the sale of a commercial office building and a charge related to an early retirement program for officers.

Management believes that this reconciliation is needed due to the unusual nature of the two items described above and that they are not indicative of core results. It also provides for a more consistent comparison for year-over-year results.

(Unaudited)	Six Months Ended
(Thousands, except per share data)	March 31, 2005

	NJNG	NJRES	NJRHS and	Total
			Other

Net Income, as reported	$53,091	$22,006	$6,770	$81,867

Exclude:
Gain on sale of commercial office building, net of tax			(5,972)	(5,972)
Charge for early retirement program, net of tax	915	8	569	1,492

Net Income, as adjusted	$54,006	$22,014	$1,367	$77,387

Earnings per share basic, as reported				$2.96
Exclude:
Gain on sale of commercial office building, net of tax				(.22)
Charge for early retirement program, net of tax				.05

Earnings per share basic, as adjusted				$2.79

Earnings per share diluted, as reported				$2.90
Exclude:
Gain on sale of commercial office building, net of tax				(.21)
Charge for early retirement program, net of tax				.05

Earnings per share diluted, as adjusted				$2.74

NEW JERSEY RESOURCES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)
(Thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004

OPERATING REVENUES	$1,065,057	$1,037,661	$1,919,045	$1,680,707

OPERATING EXPENSES
Gas purchases	902,924	888,047	1,641,350	1,438,993
Operation and maintenance	24,873	26,768	53,536	51,656
Regulatory rider expenses	14,786	4,340	23,914	6,970
Depreciation and amortization	8,352	8,306	16,711	16,536
Energy and other taxes	25,827	23,182	41,611	37,287

Total operating expenses	976,762	950,643	1,777,122	1,551,442

OPERATING INCOME	88,295	87,018	141,923	129,265

Other income	1,480	551	3,164	1,931

Interest charges, net	4,721	3,691	10,071	7,344

INCOME BEFORE INCOME TAXES	85,054	83,878	135,016	123,852

Income tax provision	33,389	32,851	53,149	48,447

NET INCOME	$51,665	$51,027	$81,867	$75,405

EARNINGS PER COMMON SHARE
BASIC	$1.87	$1.86	$2.96	$2.75
DILUTED	$1.84	$1.82	$2.90	$2.70

DIVIDENDS PER COMMON SHARE	$0.34	$0.325	$0.68	$0.65

AVERAGE SHARES OUTSTANDING
BASIC	27,581	27,484	27,689	27,410
DILUTED	28,140	28,030	28,236	27,947

NEW JERSEY RESOURCES

	Three Months Ended		Six Months Ended
(Unaudited)	March 31,		March 31,
(Thousands, except per share data)	2005	2004	2005	2004

Operating Revenues
New Jersey Natural Gas	$462,576	$399,607	$783,046	$651,841
NJR Energy Services	596,921	633,095	1,113,792	1,018,593
NJR Home Services and Other	5,585	4,983	22,256	10,320

Subtotal	1,065,082	1,037,685	1,919,094	1,680,754

Intercompany Eliminations	(25)	(24)	(49)	(47)

Total	$1,065,057	$1,037,661	$1,919,045	$1,680,707

Operating Income
New Jersey Natural Gas	$60,353	$59,582	$92,149	$92,672
NJR Energy Services	26,581	27,148	38,743	36,341
NJR Home Services and Other	1,361	288	11,031	252

Total	$88,295	$87,018	$141,923	$129,265

Net Income
New Jersey Natural Gas	$35,258	$35,318	$53,091	$54,383
NJR Energy Services	15,446	15,316	22,006	20,589
NJR Home Services and Other	961	393	6,770	433

Total	$51,665	$51,027	$81,867	$75,405

Throughput (Bcf)
NJNG, Core Customers	32.3	32.8	53.2	52.8
NJNG, Incentive Programs	14.1	13.2	28.6	26.7
NJRES Fuel Mgmt. and Wholesale Sales	82.9	95.6	152.6	170.2

Total	129.3	141.6	234.4	249.7

Common Stock Data
Yield at March 31	3.1%	3.4%	3.1%	3.4%
Market Price
High	$45.50	$40.00	$45.50	$40.00
Low	$41.20	$36.80	$40.54	$35.76
Close at March 31	$43.53	$37.80	$43.53	$37.80
Shares Out. at March 31	27,435	27,509	27,435	27,509
Market Cap. at March 31	$1,249,116	$1,039,840	$1,249,116	$1,039,840

NEW JERSEY NATURAL GAS

	Three Months Ended		Six Months Ended
(Unaudited)	March 31,		March 31,
(Thousands, except customer & weather data)	2005	2004	2005	2004

Operating Revenues
Residential	$275,070	$241,769	$436,239	$383,502
Commercial, Industrial & Other	69,572	56,969	110,733	90,860
Firm Transportation	10,963	10,663	19,724	19,029

Total Firm Revenues	355,605	309,401	566,696	493,391
Interruptible	1,975	993	6,111	2,719

Total System Revenues	357,580	310,394	572,807	496,110

Incentive Programs	104,996	89,213	210,239	155,731

TOTAL REVENUES	$462,576	$399,607	$783,046	$651,841

Gross Margin and Operating Income
Residential	$65,259	$65,058	$109,322	$109,023
Commercial, Industrial & Other	12,430	12,452	20,823	20,766
Firm Transportation	8,160	8,939	14,805	16,037

Total Firm Margin	85,849	86,449	144,950	145,826
Interruptible	260	223	567	501

Total System Margin	86,109	86,672	145,517	146,327

Incentive Programs	2,438	2,158	4,008	3,704

TOTAL GROSS MARGIN	88,547	88,830	149,525	150,031

Operation and maintenance expense	19,268	20,480	39,497	39,817
Depreciation and amortization	8,187	8,139	16,304	16,202
Other taxes not reflected in gross margin	739	629	1,575	1,340

OPERATING INCOME	$60,353	$59,582	$92,149	$92,672

Throughput (Bcf)
Residential	21.8	22.2	34.4	35.3
Commercial, Industrial & Other	5.6	5.6	8.9	8.6
Firm Transportation	3.4	3.8	5.8	6.4

Total Firm Throughput	30.8	31.6	49.1	50.3
Interruptible	1.5	1.2	4.1	2.5

Total System Throughput	32.3	32.8	53.2	52.8

Incentive Programs	14.1	13.2	28.6	26.7

TOTAL THROUGHPUT	46.4	46.0	81.8	79.5

Customers
Residential	414,558	405,242	414,558	405,242
Commercial, Industrial & Other	29,533	28,291	29,533	28,291
Firm Transportation	15,147	16,137	15,147	16,137

Total Firm Customers	459,238	449,670	459,238	449,670
Interruptible	51	51	51	51

Total System Customers	459,289	449,721	459,289	449,721

Incentive Programs	37	36	37	36

TOTAL CUSTOMERS	459,326	449,757	459,326	449,757

NEW JERSEY NATURAL GAS

	Three Months Ended		Six Months Ended
(Unaudited)	March 31,		March 31,
(Thousands, except customer & weather data)	2005	2004	2005	2004

Degree Days
Actual	2,677	2,716	4,327	4,340
Normal	2,527	2,543	4,219	4,248

Percent of Normal	105.9%	106.8%	102.6%	102.2%

NJR ENERGY SERVICES

Operating Revenues	$596,921	$633,095	$1,113,792	$1,018,593
Gas Purchases	568,155	603,669	1,070,604	979,078

Gross Margin	$28,766	$29,426	$43,188	$39,515

Operating Income	$26,581	$27,148	$38,743	$36,341

Net Income	$15,446	$15,316	$22,006	$20,589

Gas Sold and Managed (Bcf)	82.9	95.6	152.6	170.2

NJR HOME SERVICES AND OTHER

Operating Revenues	$5,585	$4,983	$22,256	$10,320

Operating Income	$1,361	$288	$11,031	$252

Net Income	$961	$393	$6,770	$433

Total Customers at March 31	140,864	137,445	140,864	137,445

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